Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(540) 829-1603

farrarj@vfgi.net

Virginia Financial Group Announces Increase in Dividend

CULPEPER, VA — Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that its Board of Directors has declared a quarterly dividend of $.16 per share, payable on November 24, 2006 to shareholders of record as of November 3, 2006. This dividend represents an increase of $.0067 per share from the last quarterly dividend paid of $.1533 per share, adjusted for the three for two stock split in the form of a stock dividend paid on September 6, 2006. Based on the October 24, 2006 closing price of a share of VFG stock, the adjusted annual dividend rate of $.64 per share represents a yield of 2.3%.

Virginia Financial Group, with $1.6 billion in assets, is one of the largest Virginia based community bank holding companies. It is the parent company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Culpeper; Virginia Heartland Bank – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management services via its trust company affiliate. The organization maintains a network of thirty-nine branches serving Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets. For more investor information, please visit our website at www.vfgi.net.